Certificate of Secretary

THE KOREA FUND, INC.

(the “Fund”)

Regarding Fidelity Bond

The undersigned, being the duly elected, qualified and acting Secretary of the above referenced Fund, a Maryland Corporation, hereby certifies that attached hereto is a true and complete copy of resolutions that were approved in substantially the form attached hereto by the Board of Directors of the Fund at a meeting held on March 14, 2007, at which a quorum was present and voted in favor thereof, and that said resolutions have not been revoked or amended and are now in full force and effect.

IN WITNESS WHEREOF, the undersigned has executed this certificate as Secretary of the above mentioned Fund on this 20th day of April, 2007.

Thomas J. Fuccillo

                Secretary

THE KOREA FUND, INC.

 (the “Fund”)

Minutes of the Meeting of the Board of Directors held on March 14, 2007

Approval of Fidelity Bond Coverage

VOTED:

That, after considering all relevant factors, the action of the Fund in Fund in obtaining the Fidelity Bond issued by St. Paul Fire & Marine Insurance Company, covering larceny and embezzlement and certain other acts, with a limit of liability of $1.25 million, for an aggregate premium covering the period from April 1, 2007, to but not including April 1, 2008, for an aggregate premium of $6,700, be and it is hereby approved.

VOTED:

That pursuant to Rule 17g-1 under the Investment Company Act of 1940, as amended, Brian S. Shlissel, Brian S. Shlissel, Treasurer, Principal Financial and Accounting Officer; Lawrence G. Altadonna, Assistant Treasurer; Thomas J. Fuccillo, Secretary and Chief Legal Officer and Lagan Srivastava, Assistant Secretary, are each hereby designated as an agent for the Fund to make the filings and give the notices required by subparagraph (g) of said Rule.

VOTED:

That the officers of the Fund, or any of them, are authorized to make any and all payments and to do any and all other acts in the name of the Fund and on its behalf, as they, or any of them, may determined to be necessary or desirable and proper in connection with or in furtherance of the foregoing resolutions; and further

VOTED:

That the form and amount of the Fidelity Bond, after consideration of all relevant factors including the Fund’s aggregate assets to which persons covered by the bond have access, the type and terms of arrangements made for custody and safekeeping of assets, and the nature of the securities held, be and they hereby are approved.